Exhibit 10.7

Administrative Services Agreement

This Administrative Services Agreement (this “Agreement”) entered into as of [●], 2022, by and between Alkaid Investments LLC (the “Provider”) and Alkaid Acquisition Corp. (the “Company”).

The Provider has agreed to provide services to the Company on the terms and conditions set out in this Agreement, and the Company is of the opinion that the Provider has the proper and necessary qualifications, experience and abilities to provide services to the Company.

Therefore in consideration of the matters described above, the receipt and sufficiency of which consideration is hereby acknowledged, the Company and the Provider agree as follows:

1.	Scope of Work

The Provider is to provide the Company with the following services (the “Services”): general and administrative services, including office space, utilities, secretarial and administrative support services, as may be reasonably required by the Company from time to time, situated at 42 Broadway, 12th Floor, New York, NY 10004 (or any successor location).

The Services will include any other tasks which the Company and the Provider may agree on.

2.	Term of Agreement

This Agreement will begin on the date hereof and will remain in full force and effect until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement for the Company’s initial public offering (the “IPO”)) unless terminated earlier pursuant to the terms hereof. This Agreement may be extended by mutual written agreement of the parties.

3.	Trust Waiver

The Provider hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies that may be set aside in a trust account (the “Trust Account”) that may be established by the Company for the benefit of the Company’s public stockholders upon the consummation of the IPO as described in the Registration Statement (“Claim”) and hereby waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company in connection with this Agreement and will not seek recourse against the Trust Account for any reason whatsoever.

4.	Termination

If either party seeks termination of this Agreement, the terminating party must provide a written notice to the other party.

5.	Compensation

The Company will provide compensation to the Provider of $10,000 per month for the Services rendered by the Provider as required by this Agreement. The Provider agrees that payment of such amounts may be deferred, without interest, until the date of consummation of the Company’s initial business combination upon a determination by the Company’s audit committee that the Company lacks sufficient funds held outside the Trust Account to pay the Company’s actual or anticipated expenses in connection with the Company’s initial business combination.

[signature page follows]

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first above written.

ALKAID INVESTMENTS LLC

By:
Name:	Min Gan
Title:	Authorized Representative

ALKAID ACQUISITION CORP.

By:
Name:	Greig Andrew Robert Charlton
Title:	Chief Executive Officer

Signature Page to Administrative Services Agreement